UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report: March 31, 2011
(Date of earliest event reported)
BROOKFIELD HOMES CORPORATION
(Exact name of registrant as specified in its charter)
Commission File Number: 001-31524

Delaware (State or other jurisdiction of incorporation)	37-1446709 (IRS Employer Identification No.)

8500 Executive Park Avenue Suite 300 Fairfax, Virginia (Address of principal executive offices)	22031 (Zip Code)
(703) 270-1700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     The disclosure provided under Item 8.01 hereof is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.
     The disclosure provided under Item 8.01 hereof is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     The disclosure provided under Item 8.01 hereof is incorporated herein by reference.

Item 8.01	Other Events.
     On March 31, 2011, pursuant to an Agreement and Plan of Merger and Contribution, dated as of October 4, 2010 (the “Merger and Contribution Agreement”), among Brookfield Homes Corporation (the “Company”), Brookfield Residential Properties Inc. (“Brookfield Residential”), Brookfield Residential Acquisition Corp. (“Merger Sub”) and Brookfield Properties Corporation (“Brookfield Office Properties”), the Company completed its merger with Merger Sub, a wholly owned subsidiary of Brookfield Residential, whereby Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Brookfield Residential. In addition, Brookfield Properties Corporation (“Brookfield Office Properties”) and certain of its subsidiaries (the “Brookfield Office Properties Contributing Corporations”) completed their contribution of equity interests in certain entities owning all or substantially all of Brookfield Office Properties’ residential property business to Brookfield Residential (the “Contribution” and, together with the Merger, the “Transactions”). On March 31, 2011, Brookfield Residential and the Company issued a joint press release announcing the completion of the Transactions. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     As previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2011, the Merger and Contribution Agreement was approved and adopted by the Company’s common stockholders at a special meeting of the Company’s common stockholders held on March 25, 2011.
     Pursuant to the Merger, each outstanding share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), was converted into and became the right to receive 0.764900530 of a common share of Brookfield Residential (“Residential Common Shares”) plus a cash amount in lieu of fractional shares. In addition, in the Merger each outstanding share of the Company’s 8% Convertible Preferred Stock, Series A, par value $0.01 per share (“Company Preferred Stock”), was converted into and became the right to receive one share of Brookfield Residential’s 8% Convertible Preferred Shares, Series A (the “Residential Preferred Shares”). Pursuant to the Merger, each outstanding option to purchase Company Common Stock and each outstanding deferred share unit of the Company was exchanged for an option to purchase Residential Common Shares or deferred share units of Brookfield Residential, as applicable. Notwithstanding the foregoing, in accordance with the terms of the Company’s Deferred Share Unit Plan, the Company’s director deferred share unit holders may elect, as a result of their separation from service, to receive cash in lieu of Brookfield Residential deferred share units.

As consideration for the Contribution, the Brookfield Office Properties Contributing Corporations received Residential Common Shares equal to, in the aggregate, approximately 50.7% of the outstanding Residential Common Shares (after giving effect to the Transactions and the conversion of the Residential Preferred Shares issued pursuant to the Merger). In addition, Brookfield Residential issued a senior unsecured promissory note in the original principal amount of CDN $265 million and a junior unsecured promissory note in the original principal amount of CDN $215 million, payable to a subsidiary of Brookfield Office Properties. Following consummation of the Transactions, the holders of Company Common Stock own approximately 49.1% of the outstanding Residential Common Shares.
     At the effective time of the Merger and pursuant to the terms of the Merger and Contribution Agreement, the Company’s Amended and Restated Certificate of Incorporation was amended and restated in its entirety. The Company’s Amended and Restated Certificate of Incorporation is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.
     In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) that each share of the Company Common Stock was converted into the right to receive 0.764900530 of a Residential Common Share and requested that the NYSE file a notification of removal from listing on Form 25 with the SEC with respect to the Company Common Stock. The Company Common Stock ceased trading on the NYSE effective after the close of market trading on March 31, 2011. The Company will also file with the SEC a certification and notice of termination of registration on Form 15, requesting that the Company Common Stock be deregistered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the reporting obligations of the Company under Sections 13 and 15(d) of the Exchange Act be suspended.
     The foregoing summary of the Transactions and the Merger and Contribution Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger and Contribution Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 8, 2010 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of the Company.
99.1	Press Release dated March 31, 2011.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 31, 2011

BROOKFIELD HOMES CORPORATION
By:	/s/ Craig J. Laurie
Craig J. Laurie
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of the Company.
99.1	Press Release dated March 31, 2011.